Exhibit 10.1

ASSET TRANSFER AGREEMENT

THIS ASSET TRANSFER AGREEMENT, dated as of April 19, 2020 (this “Agreement”), effective as of_January 20, 2020 is entered into by and between Medigus Ltd., a company organized under the laws of the State of Israel (the “Transferor”), and GERD IP, Inc., a Delaware corporation (“Transferee”). The Transferor and Transferee are referred to hereunder as the “Parties”, and each of them individually as a “Party”.

W I T N E S S E T H :

WHEREAS	the Transferor desires to transfer and assign to the Transferee, and the Transferee desires to assume from the Transferor, the Transferred Assets (as defined below), all as more, specifically provided herein and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. TRANSFER OF ASSETS: ASSUMPTION OF LIABILITIES

1.1. Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Transferor shall transfer, assign, convey and deliver to the Transferee and the Transferee shall accept and assume from the Transferor, all of the Transferor’s rights, titles and interests in, to and under the transferred assets listed on the Assignment of Patent Rights attached hereto as Schedule 1.1 (the “Transferred Assets”), free and clear of any Liens.

1.2. No Representations. The Transferred Assets are transferred by the Transferor on an “as is” basis, namely, their state or condition on the date hereof and on the Closing Date, whether or not any fact, act or circumstance of any nature whatsoever relating thereto is known, disclosed or discussed, and regardless of any investigation, inquiry or disclosure that was or could have been made, and whether or not any fact or circumstance is different than expected by the Transferee, and without receiving or relying on any representations or warranties with respect to such matters from the Transferor and its Representatives, except for the Transferor’s title in the applicable Transferred Assets being on the Closing Date free and clear of Liens.

2. CONSIDERATION; TAXES.

2.1. In consideration for the Transferred Assets, the Transferee shall issue to the Transferor seven (7) capital notes, each in an amount equal to two million US dollars (US$2,000,000) (the “Capital Notes”) in the form attached hereto as Schedule 2.1.

2.2. Any tax consequences arising from the sale and assignment or any other event or act hereunder, shall be borne solely by the Transferor.

3. CLOSING

3.1. Closing Date. The closing of the transfer of the Transferred Assets (the “Closing”) shall take place on the date hereof unless another time or date are agreed by the Parties (the date on which the Closing occurs, the “Closing Date”). The actions and occurrences to occur prior to or at the Closing shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates are delivered.

3.2. Transferee’s Closing Deliverables. The Transferee shall deliver or shall cause to be delivered to the Transferor, at or prior to the Closing:

(a) Capital Notes, duly executed by the Transferee;

3.3. Transferor Closing Deliverables: The Transferor shall deliver or shall cause to be delivered to the Transferor, at or prior to the Closing:

(a) Patent Assignment Form, duly executed by the Transferor;

4. MISCELLANEOUS.

4.1. Entire Agreement. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral (with no concession being made as to the existence of any such agreements and understandings), among the Parties hereto with respect to the subject matter hereof.

4.2. Amendments and Waivers. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument signed by the parties hereto, or in case of a waiver by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

4.3. No Third Party Beneficiaries; Assignment. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, but other than rights expressly granted to Representatives of a party hereunder. No assignment of this Agreement or of any rights or obligations hereunder may be made (by operation of law or otherwise) by the Transferor or the Transferee without the prior written consent of the other party hereto and any attempted assignment without the required consents shall be void; provided, however, that after Closing, either party may assign this Agreement and any or all rights or obligations hereunder to any Affiliate.

4.4. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules of conflict of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court located in Tel Aviv-Jaffa, Israel, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

4.5. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

4.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

- Signature Pages Follow -

IN WITNESS WHEREOF, the parties hereto have caused this ASSET TRANSFER AGREEMENT to be executed by their respective officers thereunto duly authorized, as of the date first written above.

Medigus Ltd.		GERD IP, Inc.

By:	/s/ Liron Carmel	By:	/s/ Eli Yoresh
Name:	Liron Carmel	Name:	Eli Yoresh
Title:	Chief Executive Officer	Title:	President & Chief Executive Officer

(Signature page to Asset Transfer Agreement)

SCHEDULE 1.1

Assignment of Patent Rights

[***]

SCHEDULE 2.1

CAPITAL NOTE #__

As of

January 20, 2020 (“Effective Date”)

By

GERD IP, Inc., a corporation duly organized and existing under the laws of the State of Delaware with a registered office at 251 Little Falls Drive, Wilmington, New Castle 19808 (the “Corporation”)

For

Medigus Ltd. a corporation duly organized and existing under the laws of the State of Israel with its principal address at Omer Industrial Park, No. 7A, P.O. Box 3030 Omer 8496500 Israel (the “Holder”)

1.	This capital note (the “Note”) is granted by the Corporation to the Holder in the principal amount of US$ 2,000,000 (two million US dollars) (the “Principal Amount”).

2.	Terms of the Note:

a.	Interest. The Principal Amount shall bear no interest or any linkage to any index.

b.	Repayment. The Principal Amount shall become due after the fifth anniversary of the Effective Date (the “Maturity Date”). Repayment shall be made in US dollars.

c.	Voting Rights. The Note shall not grant the Holder any rights in the share capital of the Corporation such as voting rights, other consensual rights, and similar rights attached to the shares issued by the Corporation, to the Holder.

d.	Subordinated Repayment. Until the Maturity Date, the repayment of the Principal Amount shall be subordinated to any amount, whether secured or unsecured, due by the Corporation to all creditors of the Corporation, and will only be senior to the distribution of the Corporation's assets to its shareholders upon the Corporation's insolvency or liquidation, dissolution or winding-up, voluntary or involuntary.

3.	This Note shall be binding on the successors and permitted assigns of the Corporation and shall inure to the benefit of the Holder its successors and assigns; provided, however, that this note may not be, directly or indirectly, sold, assigned, transferred or disposed of in any way whatsoever to any person by any of the parties hereto, absent the prior written consent of the other party, which consent shall not be unreasonably withheld.

4.	None of the terms of this Note may be amended or otherwise waived except by an instrument executed by both parties hereto

5.	This note shall be governed by the laws of the State of Israel. The parties agree that the courts of the Tel-Aviv district shall have the exclusive jurisdiction in connection with this Note.

GERD IP, Inc.
By: Eli Yoresh, President & Chief Executive Officer

Accepted by: Medigus Ltd.

By: Liron Carmel, Chief Executive Officer